Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations (517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES CHANGE IN
A.M. BEST’S FINANCIAL STRENGTH RATINGS

East Lansing, Mich. (Jan. 29, 2004) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) announced today that A.M. Best has downgraded the financial strength rating for its largest subsidiary, American Physicians Assurance Corporation (American Physicians) to B+ from B++. Both ratings are considered “Very Good” and fall within the A.M. Best “Secure” range. This action, according to A.M. Best, reflects a reduction in the Company’s risk-adjusted capital and statutory surplus as a result of a $43 million ($28 million, net of tax) reserve adjustment recorded in the 2003 third quarter.

“The B+ rating for American Physicians still reflects a company that has a very good balance sheet, operating performance and business profile, and is in the “secure” range,” stated President and Chief Executive Officer, R. Kevin Clinton. “We believe the actions we have taken over the past two years will help us regain our A- rating. We recently announced our exit from workers’ compensation and health, which will ultimately improve our capital position. Yesterday, we downstreamed $25 million from the holding company to American Physicians to increase our subsidiary’s surplus. We are continuing to actively pursue options to raise capital and maximize shareholder value. In addition, over the last two years this Company has taken significant actions to become profitable. We have aggressively increased rates, exited markets, streamlined our underwriting function and implemented stringent underwriting practices. I believe we have the resources in place to successfully implement our current business plan.”

A.M. Best also downgraded the financial strength rating for the Company’s other insurance subsidiaries, APSpecialty to B+ (Very Good ) from B++ (Very Good), and Insurance Corporation of American (ICA) to B- (Fair) from B++ (Very Good). A.M. Best has also stated that all of the ratings, including the American Physicians rating remain under review with negative implications pending, among other things, the assessment of the each company’s finalized year-end 2003 capital adequacy, operating structure and holding company financial leverage. The Company operates its workers’ compensation business through its ICA subsidiary, which the Company is in the process of exiting. A.M. Best now views American Physicians, APSpecialty and ICA on a stand-alone basis.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

Forward-Looking Statements

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves, a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income, the continued adverse development related to the run-off of our personal and commercial business could result in additional unanticipated losses, we may be unable to collect the full amount of reinsurance recoverable from Gerling Global, a significant reinsurer, if their cash flow or surplus levels are inadequate to make claim payments, which could result in a future charge to income, we may experience unforeseen cost in the 2003 fourth quarter and in future periods, associated with our exit from the health insurance line of business and possible run-off of workers’ compensation claims, which could result in future charges to income, liabilities imposed that exceed our policy limits and reserves, increased pressures on premium rates and our potential inability to obtain rate increases, adverse changes in the health care industry, our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers, adverse regulatory changes in certain states of operation, our potential inability to execute our business strategy, the loss of our relationships with medical associations, an unanticipated increase in claims or other unforeseen costs due to our exit from markets and lines of business, an interruption or change in our principal third-party distribution relationship, a reduction in our A.M. Best Company rating, negative changes in financial market conditions, a downturn in general economic conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

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